Filed Pursuant to Rule 433

Registration No. 333-192513-05

Subject: «Pxg Details« $1.25bln Santander Drive Auto (SDART) 2015-1

JT-LEADS: JPM, CITI

CO-MGRS: BMO, CS, SOC GEN, SANT

CLS	SIZE(MM)	WAL	S/F	E.FNL	L.FNL	PXG	%	CPN	$PX
A1	229.000	0.20	A-1+/F1+	07/15	03/16	0.32%	0.320	0.32	100.00000
A2A	166.000	0.95	AAA/AAA	10/16	07/18	EDSF+45	0.917	0.91	99.99503
A2B	249.000	0.95	AAA/AAA	10/16	07/18	1ML+45		1ML+45	100.00000
A3	128.260	1.83	AAA/AAA	03/17	02/19	EDSF+45	1.281	1.27	99.98625
B	172.850	2.39	AA/AA	11/17	11/19	IS+95	1.988	1.97	99.97710
C	191.240	3.18	A/A	10/18	04/21	IS+128	2.587	2.57	99.99040
D	114.010	3.94	BBB+/BBB	03/19	04/21	IS+175	3.263	3.24	99.99625
E	73.560	4.06	BB+/BB	***NOT OFFERED***

EXPECTED PXG	: Priced
EXPECTED SETTLE	: 02/25
PXG SPEED	: 1.50% ABS, 10% CLEAN-UP CALL
REGISTRATION	: SEC-REGISTERED
ERISA ELIGIBLE	: YES
B&D	: J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.